     As filed with the Securities and Exchange Commission on August 30, 2000
                                                   Registration No. 333-_______
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                           insci-statements.com, corp.
             (Exact name of Registrant as specified in its charter)

     DELAWARE                       7373                         06-1302773
 (State or other             (Primary Standard               (I.R.S. Employer
 Jurisdiction of         Industrial Classification           Identification No.)
incorporation or               Code Number)
  organization)

        Two Westborough Business Park, Westborough, Massachusetts 01581
                                 (508) 870-4000
                        (Address, including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive offices)
                         ------------------------------

                                Dr. E. Ted Prince
                Chairman of the Board and Chief Executive Officer
                           insci-statements.com, corp.
         Two Westborough Business Park, Westborough, Massachusetts 01581
                                 (508) 870-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                          Copies of Communications to:
                             Joseph A. Baratta, Esq.
                               Baratta & Goldstein
                   597 Fifth Avenue, New York, New York 10017
                                 (212) 750-9700
                         ------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                      Proposed      Proposed
Title of                              Maximum       Maximum
Each Class of                         Offering      Aggregate      Amount of
Securities to      Amount to be       Price Per     Offering       Registration
be Registered      Registered(1)(3)   Share(2)      Price(2)       Fee
-------------------------------------------------------------------------------
Common Stock,
par value            218,027           $3.08       $671,523.00     $177.29
$.01 per share
-------------------------------------------------------------------------------
Common Stock,
par value            402,268           $4.60(4)    $1,850,432.80   $488.52
$.01 per share
issuable upon
exercise of
options and
warrants
-------------------------------------------------------------------------------

(1) Includes 218,027 shares being offered for the accounts of selling stockholders who acquired such shares in private transactions, 325,000 shares of common stock issuable upon exercise of outstanding options and 77,268 shares of common stock issuable upon exercise of outstanding warrants. Also includes an indeterminate number of shares that selling stockholders may acquire as a result of a stock-split, stock dividend or similar transaction involving the common stock.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low trading price of the common stock reported in the Nasdaq Small Cap Market on August 29, 2000 in accordance with Rule 457(c) under the Securities Act of 1993, as amended.

(3) Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement is a combined prospectus and also relates to up to 2,039,970 unsold shares of common stock underlying certain stock options and 3,500,000 shares of common stock previously reserved for acquisitions which were registered under Registration No. 333-22187 previously filed with the Securities and Exchange Commission on Form S-1 and declared effective. This Registration Statement constitutes post-effective Amendment No. 2 to Registration Statement No. 333-22187 and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act. Upon the effectiveness of such post-effective amendment, this Registration Statement will relate to an aggregate of 6,160,265 shares of common stock. The filing fee associated with the 5,539,970 unsold shares of common stock under Registration Statement No. 333-22187 included herein was $4,842.74, and was paid at the time of filing of that Registration Statement.

(4) Represents the exercise price of options and warrants pursuant to Rule 457(g).

-------------------------------------------------------------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  PRELIMINARY PROSPECTUS DATED August 30, 2000
                             SUBJECT TO COMPLETION
                           insci-statements.com, corp.

                                6,160,265 SHARES
                                       OF
                                  COMMON STOCK

         This prospectus relates to the offering for resale of up to 6,160,265 shares of our common stock which are held by some of our current stockholders and may be offered and sold from time to time by the selling stockholders. Included in these shares are 1,000,000 shares of common stock that we issued in connection with our purchase of Internet Broadcasting Company, Inc. and 2,500,000 shares we issued in our acquisition of Lognet 2000, Inc. Of the 2,500,000 shares of common stock we issued in our acquisition of Lognet 2000, 2,374,286 shares are subject to an agreement whereby the selling stockholders have agreed not to sell their shares in a public sale or an exchange until May 24, 2001. These transactions were exempt from the registration requirements of the Securities Act of 1933. Additionally, included in this prospectus are 77,268 shares of common stock issuable upon exercise of outstanding warrants and 2,364,970 shares of common stock issuable upon the exercise of stock options. Of the 2,364,970 shares of our common stock which underlie stock options, 2,039,970 option shares were previously included in our effective Form S-1 Registration Statement (Reg. No. 333-22187). Also included in our prior effective S-1 Registration Statement were 4,000,000 shares reserved by us for acquisitions. After our issuance of 1,000,000 shares in our acquisition of Internet Broadcasting and 2,500,000 shares in our acquisition of Lognet 2000, we have 500,000 registered shares remaining for acquisitions. We intend to de-register, the remaining 500,000 shares of our common stock previously reserved for acquisitions which were also included in our S-1.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We have agreed to pay the cost associated with this registration and will not receive any of the proceeds from the sale of the shares. However, in the event of the exercise of options and warrants, we will receive proceeds from the exercise of approximately $5,618,000 if all the options and warrants relating to the shares offered hereby are exercised. There can be no assurance that any of the options and warrants will be exercised. In the event that any or all of the options and warrants are exercised, we intend to use the proceeds we receive for general corporate purposes.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "INSI" and on The Boston Stock Exchange under the symbol "INSCI". On August 29, 2000, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $3.0625 per share.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3.

                          ----------------------------

         Neither the SEC nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ----------------------------


                 The date of this prospectus is August 30, 2000.

                                TABLE OF CONTENTS

                                                                         PAGE

PROSPECTUS SUMMARY......................................................    1

THE COMPANY.............................................................    1

THE OFFERING............................................................    2

FORWARD-LOOKING STATEMENTS..............................................    2

RISK FACTORS............................................................    3

USE OF PROCEEDS.........................................................    7

DIVIDEND POLICY.........................................................    7

DESCRIPTION OF CAPITAL STOCK............................................    8

SELLING STOCKHOLDERS....................................................    9

PLAN OF DISTRIBUTION....................................................   12

WHERE YOU CAN FIND MORE INFORMATION.....................................   13

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................   14

LEGAL MATTERS...........................................................   14

EXPERTS.................................................................   14

               ---------------------------------------------------

  This prospectus includes or incorporates by reference various trademarks and service marks owned or licensed by insci-statements.com, corp.

                               PROSPECTUS SUMMARY

         Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes that are incorporated by reference in this prospectus.

                                   THE COMPANY

          We provide Internet-based and on-site enterprise software and services solutions for electronic statement presentment (ESP), digital document storage, workflow and electronic commerce. Our solutions incorporate enhanced Internet and electronic commerce capabilities for managing and securely distributing large volumes of high-value business transaction documents and reports in on-site enterprise systems environments or via our wholly-owned business-to-business Internet Application Service Provider (ASP), InfiniteSpace.com, Corp.

         We have recently changed the focus of our business and have implemented several key strategic business initiatives. We believe that the investments made in these areas are vital to attaining sustainable long-term competitive advantages. The initiatives we have implemented include:

o Repositioning as a leader in the ESP market.

o Launching a new, wholly-owned subsidiary, InfiniteSpace.com, Corp., to offer ESP services on an outsourced basis as an application service provider.

o Acquiring Internet Broadcasting Corporation, Inc., a technology leader in the secure distribution of electronic documents.

o Expanding international sales especially in Latin America and Asia.

o Acquiring Lognet 2000, Inc. whose technology in the PC-to-host and print connectivity industries, and the business of electronic bill presentment and payment (EBPP) will compliment our current technology.

         To further our new business plan, we have separated our two principal businesses, both operationally and financially, and established our business-to-business electronic statement presentment application service provider, InfiniteSpace.com, Corp., as a separate wholly-owned subsidiary. The initial focus of InfiniteSpace is providing ESP services to the financial services industry, an area where we currently do approximately 60% of our business. InfiniteSpace also intends to introduce a range of innovative new ASP-based products for the rapidly emerging electronic statement/bill presentment market to service the business-to-business needs of other industries.

         Our software products are designed to provide customers with the ability to electronically store and manage high volumes of transaction documents and reports, and to rapidly access these documents for reference, printing or delivery by the Internet or other electronic means. The use of our software products typically allows the customer to increase productivity, reduce or eliminate document warehousing and handling costs, increase the level of customer service, generate additional revenue sources or gain other competitive advantages. Our products are based on open client/server architecture capable of integrating with most computing platforms, data output formats, hardware storage devices and complementary e-commerce, electronic bill presentment, and on-line retailing technologies.

         Our products typically are found in those areas of an organization where the electronic availability of customer-facing documents, source documents and reports is necessary to support the business function. Customer-facing documents vary by industry but generally include invoices, statements, purchase orders, policies, and transaction confirmation documents that are produced in high volume. Source documents may include new account applications, signature cards, purchase orders, signed bills of lading, insurance claim forms and other similar documents. These types of documents require electronic indexing and storage to enable rapid retrieval and viewing for customer support functions, for adherence to regulatory requirements, for data analysis and report generation, for inclusion in Enterprise Resource Planning (ERP) implementations, and for e-commerce applications.

         Electronic commerce is rapidly becoming a critical business requirement. New capabilities such as electronic bill presentment, customer access to statements, bills, and integrated invoicing and marketing extend the value of conventional printing and distribution of customer-facing documents. Our software and ASP products provide the core digital document repository and Web-based access and delivery capabilities that are required for electronic commerce applications.

         We also offer numerous services including consulting, systems integration, software installation, training, software maintenance and technical support. Our advanced systems integration services group works with customers to integrate technologies into their businesses to more effectively leverage current and future investments in technology.

INFINITESPACE.COM

         Last fall, we announced plans to offer our ESP+ products to customers wishing to use them on an outsourced basis. We believe this ASP delivery method has great potential for the small to medium enterprises that do not have the resources or desire to purchase, install and operate our ESP+ software. InfiniteSpace.com was formed by us to concentrate exclusively on the ASP business.

         InfiniteSpace's Internet-based services are designed to provide a rapid and cost-effective means for financial services companies and health-care providers and other businesses to outsource comprehensive Web-based document management and distribution capabilities. Benefits include significantly reduced cost of ownership, faster time to market with products and services, minimal infrastructure support requirements, and improved customer service. Our service employs sophisticated security, scalability to accommodate high-volume usage, capabilities to ensure uninterrupted operations, and open system architecture for easy integration with a customer's existing computing, printing, database, and portal resources.

         We intend to sell our products and services through new distribution partnerships with back office recordkeepers, and print/mail outsourcing providers as well as by leveraging existing reseller relationships. InfiniteSpace charges customers for services on the basis of transactions processed creating a highly valuable recurring revenue stream. Providing services on a per-transaction basis allows resellers and customers to enter the market without having to make large up-front investments in technology and personnel.



                                  THE OFFERING

         The following is a brief summary of the terms of this offering.

Common Stock Offered ...   6,160,265* shares of common stock $.01 par value per
                           share

Use of Proceeds ........   insci-statements.com, corp. will not receive any
                           proceeds from the sale of the offered shares by the selling stockholders.


* The 6,160,265 shares of common stock listed above assumes the exercise of 2,364,970 stock options and 77,268 warrant shares issued to certain selling stockholders.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements. Words such as "anticipates", "plans", "estimates", "expects", "believes", and similar expressions as used in this prospectus in connection with insci-statements.com or our management, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results, performance, or achievements may materially differ from those expressed in the forward-looking statements. Please see "Risk Factors" for a more detailed description of those conditions and events that could cause our results to differ.

         We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, and consult with your own legal, tax and financial advisors.

WE HAVE A HISTORY OF LOSSES AND OUR ABILITY TO BE PROFITABLE DEPENDS ON A NUMBER OF FACTORS WHICH WE MAY BE UNABLE TO CONTROL.

         We have had losses since our business began in 1989 and there is no guarantee we will ever be profitable. For the fiscal year ended March 31, 2000, we had a net loss of approximately $9,466,000 or $1.11 per common share. For the fiscal years ended March 31, 1999 and 1998, we had net losses of approximately $1,603,000 or $0.32 per share and approximately $4,768,000 or $0.82 per common share, respectively. Our revenues fluctuate because of a variety of factors including;

o the amount of revenue generated from our alliances with other companies selling our products;

o the length of the sales cycle for our products;

o demand for our products; and

o the introduction of new products and product enhancements.

BECAUSE WE HAVE EXPERIENCED LOSSES WE WILL NEED ADDITIONAL WORKING CAPITAL TO CONTINUE OUR CURRENT BUSINESS OPERATIONS.

         We believe that we will need additional financing to operate our business and for future product development. As of June 30, 2000, we had $2,950,000 of cash and working deficit of $78,000 in comparison to $822,000 of cash and working capital of $137,000 as of June 30, 1999. Our prior bank line with Silicon Valley Bank expired June 25, 2000. We are currently negotiating to renew our bank line for working capital and equipment financing with Silicon Valley Bank. We expect to have a new credit line in place within the next forty-five days. Additionally, we are also in discussions to secure additional sources of capital, such as additional equity offerings, which are necessary to fund our currently proposed activities for future periods. There can be no assurances, however, that we will be successful in obtaining funds from any such sources. If additional funds are raised by issuance of equity securities, dilution to our stockholders may result. If additional funds are not available, we will be required to modify execution of our business plan.

WE HAVE AN EXISTING AGREEMENT WITH PRUDENTIAL SECURITIES INC, THAT MAY LIMIT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR BUSINESS OPERATIONS.

         In January 2000, we entered into an investment advising and consulting agreement with Prudential Securities Inc. Other than through bank financing, this agreement may restrict our ability to raise additional working capital from any other source without the payment of fees to Prudential Securities.

WE HAVE GIVEN CERTAIN RIGHTS TO THE TAIL WIND FUND LTD. WHICH MAY RESTRICT FUTURE EQUITY FINANCING.

         We believe that we will be required to raise additional financing for our business. Through September 17, 2002, Tail Wind has a right of first refusal on any equity financing we undertake. Additionally, if we sell shares of our common stock for less than $2.99 per share or $4.30 for each warrant share, then Tail Wind will receive additional shares of common stock and warrants or cash for the difference in what Tail Wind paid for its shares and warrants. The issuance of additional stock or warrants by us will result in a lower stock ownership percentage by our existing stockholders.

WE ARE USING A NEW INTERNET BUSINESS STRATEGY THAT CARRIES A HIGH DEGREE OF
RISK.

         We recently changed our company name to reflect our new web-based business model. We are pursuing a new business model that focuses on the electronic commerce market which includes the establishment of a web portal to provide electronic storage and management of commercial documents. We believe that our new strategy will allow us to take advantage of the growing market for digital documents and commercial transactions on the Internet. However, we are not certain that our new business strategy will be successful, or that we will have sufficient capital and cash available to achieve our new business model.

OUR RECENT ACQUISITION OF LOGNET 2000, INC. AND OUR PRIOR ACQUISITION OF INTERNET BROADCASTING COMPANY, INC., BOTH OF WHICH WERE DEVELOPMENT STAGE COMPANIES THAT DID NOT HAVE SIGNIFICANT REVENUES, HAVE INCREASED OUR NET CASH OUTLAYS.

         We purchased all of the stock of Lognet 2000, Inc. on May 24, 2000, in exchange for 2,500,000 shares of our common stock. The shares exchanged with the former Lognet 2000 stockholders are included in this registration statement. We believe that the products, technology and employees of Lognet 2000 will complement our new web-based business model. Lognet 2000 has sustained substantial cash losses since the start of its business and continues to be a significant cash outlay to us. We agreed to use our best efforts to file a registration statement by September 15, 2000 for the 2,500,000 shares of our common stock exchanged in the purchase of Lognet 2000.

         Additionally, we purchased all of the stock of Internet Broadcasting on December 10, 1999, in exchange for 1,000,000 shares of our common stock. Internet Broadcasting has not made any profit and continues to contribute to our losses and operating expenses. As a result, we have decided to restructure our Internet development program and reduce a portion of its operating expenses. We cannot be sure that the technology used by Internet Broadcasting will be successful in achieving future profits. Additionally, we agreed to file a registration statement for the 1,000,000 shares of our common stock exchanged in the acquisition of Internet Broadcasting before June 10, 2000. We have not filed a registration statement for the 1,000,000 shares prior to June 10, 2000, however the shares are included in this registration statement.

         Although we believe that the recent acquisitions fit within our new web-based business plan, the new business combinations create risks such as:

o difficulty assimilating the operations, technology and personnel of the combined companies,

o disruption of our ongoing business,

o problems retaining key technical and managerial personnel,

o additional operating losses and expenses of acquired businesses,

o impairment of relationships of existing employees, customers and business partners, and

o increased amounts of cash for payment of operating expenses.

OUR WHOLLY-OWNED SUBSIDIARY INFINITESPACE.COM, CORP. HAS SUSTAINED LOSSES SINCE ITS INCEPTION.

         Following our acquisition of Internet Broadcasting we formed a wholly-owned subsidiary InfiniteSpace.com, Corp. in January 2000. InfiniteSpace.com has had losses of approximately $600,000 per month since its formation. InfiniteSpace is characterized as a development stage company and we expect operating losses to continue for the foreseeable future as we continue to incur large operating costs and capital expenditures. As a result, we will need to generate significant additional revenues to achieve and maintain profitability. The future of InfiniteSpace is dependent on our being able to raise additional equity funding or substantial bank financing to continue with the InfiniteSpace business plan. If we are unable to do so, we will be required to consider other options which may not result in obtaining maximum stockholder value of the InfiniteSpace technology.

WE HAVE A PREFERRED STOCK DIVIDEND OBLIGATION THAT HAS A NEGATIVE EFFECT ON ANY PROFITS.

         We have previously issued 8% convertible redeemable preferred stock which can be converted into shares of our common stock. We are obligated until October 1, 2001, or the conversion of all the 8% preferred shares, whichever happens first, to pay dividends of 11% a year in our preferred stock or in cash. We can choose the form of dividend payment. The requirement to pay dividends will reduce any profits we earn.

THE ISSUANCE AND REGISTRATION OF ADDITIONAL SHARES OF OUR COMMON STOCK IN OUR RECENT ACQUISITIONS OF LOGNET 2000 AND INTERNET BROADCASTING ALONG WITH CONVERSION OF PREFERRED SHARES AND EXERCISE OF OPTIONS AND WARRANTS MAY LOWER THE TRADING PRICE OF OUR COMMON STOCK.

         In our recent acquisitions of Lognet 2000 and Internet Broadcasting, we issued a total of 3,500,000 shares of our common stock. Additionally, our continued payment of dividends on preferred stock, which is convertible to our common stock, and outstanding options and warrants may have a negative effect on the market price of our common stock in the open market. The options and warrants may prevent us from obtaining additional financing on favorable terms.

THE POTENTIAL ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK MAY NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND SHAREHOLDER RIGHTS.

         Our certificate of incorporation empowers the board of directors with the right to determine the designations, rights, preferences and privileges of the holders of one or more series of preferred stock. The board of directors can issue, without stockholder approval, preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of common stock holders. If we issue preferred stock in a manner that dilutes the voting rights of the holders of common stock, our listing on the Nasdaq SmallCap Market may be impaired.

DIVIDENDS ON OUR COMMON STOCK ARE NOT LIKELY.

         We do not anticipate paying any cash dividends on our common stock. We intend to keep future earnings, if any, to finance the operation and expansion of our business.

RAPID TECHNOLOGY CHANGES IN OUR INDUSTRY MAY ADVERSELY AFFECT OUR BUSINESS.

         Our business is subject to technological advances and possible product obsolescence. The market for our products is characterized by rapidly changing technology, intense competition, technological complexity and evolving industry standards. We must insure that our products are compatible with those products offered by third-party vendors, including server platforms for our software and optical disk storage devices. We have no contracts with third-party vendors; therefore there is no assurance that we will be able to make our software products compatible with new products that are introduced by others. Our ability to provide products and technology at a competitive price will be subject to potential technological alternative solutions that may be provided by competitors. In addition, there can be no assurances that products or technologies developed by others will not render our products or technologies noncompetitive or obsolete.

WE DEPEND ON PROPRIETARY TECHNOLOGY WHICH IS NOT PROTECTED BY PATENTS.

         Our business depends on proprietary software technology for which we have no patent protection. Although we require our employees and others to whom we disclose proprietary information to sign non-disclosure agreements, this protection may not be sufficient. Our business will be adversely affected if anyone improperly uses or discloses our proprietary software or other proprietary information.


WE DEPEND ON KEY SUPPLIERS FOR COMPUTER EQUIPMENT USED FOR OUR PRODUCTS.

         Optical disk storage devices that are necessary for the use of our software systems are currently available from a number of third-party vendors. We do not intend to manufacture optical disk drive systems or optical disks. An extended interruption of the supply of optical disk drive systems or optical disks or extended performance problems could adversely affect us. We also rely on third-party vendors to provide certain industry-standard communication protocols. We currently do not have any fixed commitments from suppliers to provide this equipment.

OUR BUSINESS GREATLY DEPENDS ON OUTSIDE SALES LEADS.

         We depend upon introductions to potential customers by companies with which we maintain strategic alliances for a significant percentage of our sales. Although we have written agreements with UNISYS, Xerox Corporation, Fuji-Xerox, Moore North American Corporation, Moore Emerging Technologies, PFPC; and our principal value added resellers, the agreements do not require customer introductions or provide for minimum required purchases of our products. If any of the companies with which we maintain strategic alliances decides not to refer potential customers to us, our sales may be reduced and operating losses increased. In addition, there is no assurance that we will be able to maintain our strategic alliances on current terms.

WE DEPEND UPON CERTAIN KEY EMPLOYEES TO DEVELOP OUR PRODUCTS.

         We do not have the financial resources to compete with larger more established companies to attract and retain certain key technological employees. The loss of current technological employees or our inability to recruit and retain employees with certain key technology skills will have an adverse effect on product development and our business.

WE MAY FACE THE POSSIBILITY OF DELISTING FROM THE NASDAQ SYSTEM.

          Our common stock is presently listed on The Nasdaq SmallCap Market, which requires us to maintain net tangible assets (i.e. total assets less liabilities and goodwill) of $2 million, or a market capitalization of $35 million or net income of $500,000 for two of the last three years to maintain our listing. We also must meet certain corporate governance requirements. Additionally, our stock must maintain an average bid price of more than $1.00. If the average bid price is less than $1.00 for 30 consecutive trading days, we may not satisfy the Nasdaq SmallCap listing requirements and our stock may be delisted from the Nasdaq SmallCap Market. If this occurs, any trading in our common stock would then be conducted on the Over the Counter Bulletin Board. If the common stock is delisted by Nasdaq, its liquidity could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in coverage by security analysts and the news media.

         If our common stock were delisted from the Nasdaq SmallCap Market, it may be subject to additional sales practice requirements on broker-dealers which sell our securities to persons other than established customers and institutional accredited investors. If the broker-dealer is subject to these restrictions, he must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction before the sale. Consequently, the rule may affect the price of our common stock and your ability to sell our common stock.

         The SEC's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to our common stock as long as it is listed on The Nasdaq SmallCap Market.

THE BOARD OF DIRECTORS OWNS A LARGE PERCENTAGE OF OUR COMMON STOCK AND CAN INFLUENCE MATTERS REQUIRING THE VOTE OF SHAREHOLDERS.

         On March 31, 2000, our directors and officers beneficially owned, as defined by the SEC, approximately 4,431,531 shares of common stock, representing 29% of the outstanding shares of common stock. Based on their ownership, our directors and officers have the ability to influence matters requiring a stockholder vote, including the election of the directors, the amendment of charter documents, the merger or dissolution of our company and the sale of all or substantially all of our assets. Their voting power also may discourage or prevent any proposed takeover.


BECAUSE OF CERTAIN PROVISIONS IN OUR BY-LAWS, CHANGE IN CONTROL MAY BE
DIFFICULT.

         Our by-laws and the Delaware General Corporation Law contain provisions including a shareholders rights plan that may make a change in control more difficult or delay attempts by others to obtain control of us, even when this may be in the interests of stockholders. The Delaware General Corporation Law also imposes conditions on certain business combinations with "interested stockholders", as defined by Delaware law. Under certain agreements with key personnel, we also have provided stock options in the event of a change of control and a termination of those employment agreements without cause. Additionally, we have provided that if a change of control occurs, certain directors will receive immediate vesting of stock options granted under our 1992 Directors Option Plan.

BECAUSE OF THE HIGH COST, WE LACK PRODUCT LIABILITY INSURANCE.

         We develop, market, install and service electronic information and document management systems. Failure of our products may result in a claim against us. Because of the high cost of product liability insurance, we do not maintain insurance to protect against claims associated with the use of our products. Any claim against us may result in costs to us in defending litigation. Further, any claim may require management's time and the use of our resources.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will receive, however, proceeds from the exercise of options and warrants of approximately $5,618,000 if all the options and warrants relating to the shares offered hereby are exercised. There can be no assurance that such options and warrants will be exercised. In the event that any or all of the options and warrants are exercised, the proceeds will be used for general corporate purposes.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock and we do not expect to pay cash dividends in the foreseeable future. We may be restricted in paying cash dividends by the terms of our proposed line of credit with Silicon Valley Bank, see "Risk Factors". Under certain circumstances, we are required to pay cash dividends on our preferred stock. Please see "Description of Capital Stock" for further discussion concerning dividend payments on our preferred stock. We have paid cumulative stock dividends through June 30, 2000 on our 8% convertible redeemable preferred stock as follows:

                                                           Stock Dividend Paid
                                                           -------------------
8% Convertible Redeemable Preferred Stock                       $1,864,000

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         We are authorized to issue 40,000,000 shares of common stock, $.01 par value. As of August 11, 2000, there were 15,837,014 shares outstanding.

         The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive dividends, if any, as may be declared by the board of directors from funds legally available. Dividends on common stock are, subject to any dividend preferences of our preferred stock. Holders of common stock are not entitled to cumulative voting rights. Holders of a majority of our common stock are eligible to vote in any election of directors. Other than our recently adopted Shareholder's Rights Plan, our common stock has no pre-emptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All shares of common stock must be fully paid and non-assessable. No cash dividends have been paid to holders of our common stock since the start of our business and no dividends are anticipated to be declared or paid in the foreseeable future. See "Dividend Policy".

PREFERRED STOCK

         We are also authorized to issue up to 10,000,000 shares of preferred stock having a par value of $.01 per share.

         Our board of directors is authorized subject to limitations prescribed by law and the provisions of the certificate of incorporation to provide for the issuance of shares of preferred stock in series. Additionally, our board can file a certificate pursuant to the law of the State of Delaware, to establish the number of shares to be included in a series and affix the designation, powers, preferences and rights of the shares of a series and the qualifications, limitations or restrictions of preferred stock.

         The authority of our board of directors with respect to each series of preferred stock shall include, but not be limited to, the right to determine:

o the number of shares in a series;

o the dividend rate and whether dividends shall be cumulative;

o whether the preferred shares will have voting rights in addition to the voting rights provided by law, and if so, the terms of the voting rights;

o whether the preferred shares will have conversion privileges;

o whether the preferred shares will be redeemable;

o whether the preferred shares will have a sinking fund for the redemption or purchase of the shares of that series;

o the rights of the preferred shares in the event of a liquidation, dissolution or winding up of our business; and

o any other relative rights, preferences and limitations.

         Dividends on preferred stock have a priority in payment before payment of common stock.

         Upon any voluntary or involuntary liquidation, dissolution or winding up, preferred shareholders shall have priority in payment of assets of our company.

8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

         As of August 11, 2000, 665,114 shares of our 8% convertible redeemable preferred stock were outstanding. Each share of 8% preferred stock converts into one share of common stock at the option of the holder.

         Except as expressly provided by the General Corporation Business Law of the State of Delaware, and our amended Certificate of Incorporation, the 8% preferred stock shall have no voting rights or pre-emptive rights


                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders as of the date hereof, the number of shares owned by them covered by this prospectus and the amount and percentage of shares to be owned by each selling stockholder after the sale of all the shares offered by this prospectus. The table also sets forth the number of shares of common stock certain selling stockholders will receive upon exercise of options and warrants, as well as any material relationship with insci or any of insci's affiliates within the past three years other than a result of the ownership of our common stock. The information included below is based on information provided by the selling stockholders. Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered hereby will be sold.


-----------------------------------------------------------------------------------------------------------------------------------
                                                SHARES INCLUDED IN S-3 REGISTRATION
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Number of
                                                             Shares which     Shares which    Shares of
                                                                may be           may be         Common
                                       Shares                  acquired         acquired      Stock Sold        Shares
                                    Beneficially                 upon             upon       Pursuant to     Owned After  Percentage
                                    Owned prior    Shares     exercise of      exercise of      this          Offering(2)  of Shares
Names                              to Offering(1)  Offered      Options         Warrants      Prospectus                      Owned
-----------------------------------------------------------------------------------------------------------------------------------
Adams, Harkness & Hill(3)                20,000                                    20,000        20,000             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Albert Elbaz(4)                          95,171      95,171                                      95,171             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Alex Vainberg(4)                          4,865       4,865                                       4,865             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Alexander Poltorak(4)                   251,907     251,907                                     251,907             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Alon Shnaper(4)                           3,842       3,842                                       3,842             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Amos Simantov(4)                         49,744      49,744                                      49,744             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Andre Daniel-Dreyfus(5)                  13,334                     13,334                       13,334             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Andrew Simon(6)                             957         957                                         957             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Anna Rapoport(4)                          1,441       1,441                                       1,441             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Antonio & Elisa Verde Jt. Ten.(6)           536         536                                         536             0             -
-----------------------------------------------------------------------------------------------------------------------------------
ASI Gates Computers and                   1,268       1,268                                       1,268             0             -
Communication Products, Ltd. (4)
-----------------------------------------------------------------------------------------------------------------------------------
Auerbach, Pollak & Richardson,           50,000                                    50,000        50,000             0             -
Inc.(8)
-----------------------------------------------------------------------------------------------------------------------------------
Aviram Shubeli(4)                         1,479       1,479                                       1,479             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Benjamin Bension(4)                       1,037       1,037                                       1,037             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Boris Rakhlin(4)                          2,426       2,426                                       2,426             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Bradley M. Levine(6),(7)                 93,931      93,931                                      93,931             0             -
-----------------------------------------------------------------------------------------------------------------------------------
CDP Communications Inc.(9)              190,000     190,000                                     190,000             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Charlie Pearlman(6)                       7,157       7,157                                       7,157             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Chris Pernicano(6)                        9,842       9,842                                       9,842             0             -
-----------------------------------------------------------------------------------------------------------------------------------
CIP Capital, L.P.(4)                    420,079     420,079                                     420,079             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Cort A. Neimark(6)                       29,369      29,369                                      29,369             0             -
-----------------------------------------------------------------------------------------------------------------------------------
D. Weckstein & Co., Inc.(10)             25,000                     25,000                       25,000             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Daniel Agababayev(4)                      1,860       1,860                                       1,860             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Dominick & Dominick LLC(11)             200,000                    200,000                      200,000             0             -
-----------------------------------------------------------------------------------------------------------------------------------
E. Ted Prince(12)                     1,531,787                  1,200,000                    1,200,000       331,787          .02%
-----------------------------------------------------------------------------------------------------------------------------------
Edmund Allen Tubbs(6)                    30,063      30,063                                      30,063             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Einar P. & Joyce L. Robsham(6)          110,049     110,049                                     110,049             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Emerging Ventures                       350,000                    350,000                      350,000             0             -
Technologies, Inc.(13)
-----------------------------------------------------------------------------------------------------------------------------------
Francis X. Murphy (13),(14)             186,666                    120,000                      120,000        66,666          .01%
-----------------------------------------------------------------------------------------------------------------------------------
George Calhoun(4)                        25,674      25,674                                      25,674             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Gerry Oliveretti(6)                       1,789       1,789                                       1,789             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Gershon Cohen(4)                          3,905       3,905                                       3,905             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Gnome Partners, LLC(4)                  499,338     499,338                                     499,338             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Harry V. Keefe, Jr.(6)                  152,052     152,052                                     152,052             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Hobel Florido(6)                            537         537                                         537             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Hugo & Lorraine Florido Jt.                 537         537                                         537             0             -
Ten.(6)
-----------------------------------------------------------------------------------------------------------------------------------
Itamar Ban(4)                               346         346                                         346             0             -
-----------------------------------------------------------------------------------------------------------------------------------
J. Michael Reisert Securities            25,000      25,000                                      25,000             0             -
Inc.(15)
-----------------------------------------------------------------------------------------------------------------------------------
James W. Dwyer(6)                        21,469      21,469                                      21,469             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Jerry Sterner(6)                         40,224      40,224                                      40,224             0             -
-----------------------------------------------------------------------------------------------------------------------------------
John Gillis(16)                          45,636                     45,636                       45,636             0             -
-----------------------------------------------------------------------------------------------------------------------------------
John H. Biggs(6)                         51,237      51,237                                      51,237             0             -
-----------------------------------------------------------------------------------------------------------------------------------
John O. Hoffman(6)                          537         537                                         537             0             -
-----------------------------------------------------------------------------------------------------------------------------------
John W. & Sharon B. Tubbs Jt.             1,789       1,789                                       1,789             0             -
Ten.(6)
-----------------------------------------------------------------------------------------------------------------------------------
Jose Fermin(4)                              240         240                                         240             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Kelly Byron(6)                           25,914      25,914                                      25,914             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Kendrick Pierce & Company(3),(6)          9,120       1,852                         7,268         9,120             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Kevin Schacket(6)                         5,835       5,835                                       5,835             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Krishan Canekeratne(17)                 106,000                    106,000                      106,000             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Larry F. VanDusseldorp, Sr.(6)            8,590       8,590                                       8,590             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Larry Gabriel(6)                         63,043      63,043                                      63,043             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Leonard Gartner1(18)                    100,000                    100,000                      100,000             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Leonard Simon(6),(19)                   162,470     162,470                                     162,470             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Leonard Weiner(4)                         5,613       5,613                                       5,613             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Maria Kondracki(6)                       15,207      15,207                                      15,207             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Martin Grinfeld(4)                       23,764      23,764                                      23,764             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Mary Ann Pernicano(6)                     1,789       1,789                                       1,789             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Maya Toledano(4)                          1,680       1,680                                       1,680             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Michael P. Latterner(6)                  10,769      10,769                                      10,769             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Michael Shwarts(4)                        5,825       5,825                                       5,825             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Mitchell Klein(20)                        5,000                      5,000                        5,000             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Myra Mahoney(6)                           5,288       5,288                                       5,288             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Nicole Schacket(6)                        5,835       5,835                                       5,835             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Raviv Shefet(4)                           1,441       1,441                                       1,441             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Revital Galinsky(4)                       2,401       2,401                                       2,401             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Richard Gerstner(21)                    100,000                    100,000                      100,000             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Richard Stierwalt(6)                     45,294      45,294                                      45,294             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Robert G. Isbell(6)                       6,617       6,617                                       6,617             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Ron K. Bailey(6)                         16,543      16,543                                      16,543             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Roxanne Beilly(6)                         1,789       1,789                                       1,789             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Roy Gurion(6)                            11,043      11,043                                      11,043             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Ruthy Saban(6)                              178         178                                         178             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Selway Partners, LLC(4)                 833,558     833,558                                     833,558             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Shay Assets Management, Inc.(6)           7,554       7,554                                       7,554             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Sherry Borushok(4)                       13,621      13,621                                      13,621             0             -
-----------------------------------------------------------------------------------------------------------------------------------
SIT Investment Associates,               48,969      48,969                                      48,969             0             -
Inc.(6)
-----------------------------------------------------------------------------------------------------------------------------------
Stephan John Hoczak(6)                      537         537                                         537             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Stephen J. MacQuarrie(6)                  2,515       2,515                                       2,515             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Tammy Farabaugh(6)                          894         894                                         894             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Tower Hill Capital Group, LLC(4)         14,696      14,696                                      14,696             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Tower Hill Securities, Inc.(4)          216,869     216,869                                     216,869             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Ute Egozi(4)                              1,441       1,441                                       1,441             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Vitaly Sharinov(4)                        2,401       2,401                                       2,401             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Xcel Associates, Inc.(22)               100,000                    100,000                      100,000             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Yael Gat(4)                               1,680       1,680                                       1,680             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Yechiam Yemini(4)                         5,613       5,613                                       5,613             0             -
-----------------------------------------------------------------------------------------------------------------------------------
Yigal Goodman(4)                          7,202       7,202                                       7,202             0             -
-----------------------------------------------------------------------------------------------------------------------------------

 (1) Assumes all shares the selling stockholder has the right to obtain within 60 days of the date of this prospectus.
 (2) Assumes the sale of all shares offered by this prospectus.
 (3) Includes warrant shares issued in consideration for consulting services provided to insci. The warrants have an exercise price of $4.13 per warrant share. The warrants expire December 9, 2002.
 (4) Includes shares of common stock issued in connection with the acquisition of Lognet 2000, Inc. All shares issued in the acquisition of Lognet 2000, except for 125,714 shares issued to Tower Hill Securities, Inc. are subject to a lock-up agreement whereby the selling stockholders have agreed not to sell their shares in a public sale or exchange until May 24, 2001.
 (5) Includes 13,334 stock option shares exercisable at $2.25 per share. The options expire November 9, 2001. Mr. Dreyfus is a former director of insci.
 (6) Includes shares of common stock issued in connection with the acquisition of Internet Broadcasting Company, Inc.
 (7) Mr. Levine is a manager of business development for insci. Included in Mr. Levine's shares of common stock are 3,000 shares issued in consideration for services provided to insci.
 (8) Includes 50,000 warrant shares. The warrants have an exercise price of $5.63 per warrant share. The warrants expire January 14,
    2004. The warrants contain a cashless exercise feature.
 (9) Includes 190,000 shares of common stock issued in consideration for license rights granted to insci to use source codes of
    32-bit version of CDP Communication, Inc. AFP/Metacode conversion and viewing software.
(10) Includes 25,000 vested stock option shares exercisable at $2.34 per option share. The options expire January 1, 2002.
(11) Includes 200,000 option shares exercisable at $5.00 per option share. The options expire on July 7, 2004.
(12) Includes 950,00 vested stock options exercisable at $1.66 per share. Also includes 250,000 vested stock options exercisable at
     $2.00 per share. The options expire on August 25, 2005. Dr. Prince is the Chief Executive Officer and Chairman of the Board of
     insci.
(13) Includes 242,201 stock option shares exercisable at $2.29 per share. Also includes 93,537 stock option shares exercisable at
     $2.31 per share and 14,262 stock option shares exercisable at $5.09 per share. The options expire October 19, 2002. The principal shareholder of Emerging Ventures Technologies, Inc. is Mr. Francis X. Murphy, a director of insci and a member of the insci compensation committee.
(14) Includes 100,000 stock option shares exercisable at $1.44 per option share and 20,000 stock options exercisable at $2.25 per option share. The options expire September 29, 2005 and October 7, 2002 respectively.
(15) Includes 25,000 shares of common stock issued in consideration for consulting services.
(16) Includes 45,636 stock option shares exercisable at $1.66 per option share. The options expire on March 31, 2001. Mr. Gillis is a former director and officer of insci.
(17) Includes 106,000 stock option shares exercisable at $1.66 per option share. The options expire on September 30, 2000. Mr.
     Canekeratne is a former officer of insci.
(18) Includes 100,000 stock option shares exercisable at $1.44 per option share. The options expire on June 18, 2001. Mr. Gartner is a former director of insci.
(19) Mr. Simon is a director and member of the audit committee of insci.
(20) Includes 5,000 stock option shares exercisable at $2.25 per option share. The options expire on June 18, 2001. Mr. Klein is a former director of insci.
(21) Includes 100,000 stock option shares exercisable at $2.25 per option share. The options expire on June 18, 2001. Mr. Gerstner is a former director of insci.
(22) Includes 100,000 stock option shares exercisable at $3.94 per option share. The options expire July 1, 2002.

o An indeterminate number of additional shares as may from time to time become issuable to the selling stockholders in accordance with the terms of agreements which are annexed as exhibits to the registration statement to which this prospectus is made apart thereof; and

o An indeterminate number of additional shares as may from time to time become issuable to selling stockholders resulting from stock splits, stock dividends or similar transactions with respect to the registerable common stock.

         The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the offered shares. The cover page of this prospectus sets forth the name and number of shares of common stock to be offered.

                              PLAN OF DISTRIBUTION

         insci-statements.com, corp. will not receive any of the proceeds of the sale of the offered shares. The offered shares may be offered and sold by the selling stockholders from time to time to purchasers directly. Alternatively, the selling stockholders may from time to time offer and sell the offered shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the offered shares for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of offered shares by any selling stockholders and any discounts, commissions, concessions or other compensation received by any of these underwriters, broker/dealers or agents may be deemed to be underwriting discounts or commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         The offered shares may be offered and sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the offered shares may be effected in transactions, which may involve crosses or block transactions:

         o on any national securities exchange or quotation service on which the offered shares may be listed or quoted at the time of sale,

         o  in the over-the-counter market,

         o in transactions otherwise than on these exchanges or services or in the over-the-counter market, or

         o pursuant to Rule 144, assuming the availability of an exemption from registration.

         At the time a particular offering of the offered shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of offered shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. This prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the offered shares. In addition, the offered shares covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

         To the best knowledge of insci-statement.com, corp., there are currently no plans, arrangements or understandings between any selling stockholders and any broker/dealer, agent or underwriter regarding the sale of the offered shares by the selling stockholders. There is no assurance that any selling stockholder will sell any or all of the offered shares or that any selling stockholder will not transfer the offered shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, if applicable, the offered shares will be offered or sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the offered shares may not be offered or sold unless they have been registered or qualified for sale in these jurisdictions or any exemption from registration or qualification is available and is complied with.

         The selling stockholders and any other person participating in this distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitations, Regulation M of the Exchange Act which may limit the timing of purchases and sales of any of the offered shares by the selling stockholders or any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market-making activities with respect to the particular offered shares being distributed for a period of up to five business days prior to the commencement of that distribution. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities with respect to the offered shares.

         Pursuant to certain registration rights agreements entered into in connection with the registration of the shares by insci-statements.com, corp., and certain selling stockholders; certain selling stockholders and/or insci will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         The selling stockholders will not pay any expenses incidental to the registration, offering and sale of the offered shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

         Pursuant to certain registration agreements, the selling stockholders will not pay any expenses of the registration of the offered shares, including, all registration and filing fees, including, without limitation:

         o with respect to filings required to be made with the National Association of Securities Dealers, Inc. and

         o with respect to compliance with federal and state securities or blue sky laws.


                       WHERE YOU CAN FIND MORE INFORMATION

         insci-statements.com, corp. is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any report, statement or other information on file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents for a fee by writing to the SEC. In addition, you can inspect reports, proxy statements and other information concerning insci-statements.com at the offices of Nasdaq, 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

         insci-statements.com has filed with the SEC a registration statement on Form S-3. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. References made in this prospectus to any of our contracts or other documents, are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement and the exhibits at the SEC's public reference room in Washington, D.C. at the above location and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. insci-statements.com's SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of securities under this prospectus is terminated.

         The following documents are incorporated by reference into this prospectus:

         (1) Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000.

         (2) Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000.

         (3) Our Current Report on Form 8-K/A filed with the SEC on January 12, 2000

         (4) Our Current Report on Form 8-K/A filed with the SEC on August 7, 2000.

         (5) Our Proxy Statements in connection with our 2000 Annual Meeting of Shareowners to be held on September 26, 2000.

         (6) The description of the common stock set forth in our registration statement on Form S-1, which became effective on October 6, 1997.

         (7) All other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since August 29, 2000 and prior to the termination of this offering of the shares offered by this prospectus.

         Information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus will be modified or superseded by any statement in this prospectus. In addition, any subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes the statements made in this prospectus. Any statement modified or superseded will not be deemed, a part of this prospectus.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                  insci-statements.com, corp.
                                  Two Westborough Business Park
                                  Westborough, Massachusetts 01581
                                  Attention: Chief Financial Officer
                                  Telephone number:  (508) 870-4000

                                  LEGAL MATTERS

         The validity of the securities being offered hereby is being passed upon by Baratta & Goldstein, 597 Fifth Avenue, New York, New York 10017.

                                     EXPERTS

         The financial statement of insci-statements.com, corp. as of March 31, 2000 and for the year ended March 31, 2000 which is included in insci-statements.com, corp. 8-K/A filed on August 7, 2000 which is incorporated by reference herein, have been audited by Arthur Andersen LLP, independent accountants, whose report has been incorporated by reference herein upon the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Lognet 2000, Inc. as of December 31, 1999 and December 31, 1998 which are included in insci-statements.com corp.'s 8-K/A filed on August 7, 2000, which is incorporated by reference herein, have been audited by Freeman & Davis LLP independent accountants whose report has been incorporated by reference herein upon the authority of said firm as experts in auditing and accounting.

         The financial statement of insci-statements.com, corp. for the year ended March 31, 1999 which is included in the insci-statements.com, corp. Annual Report on Form 10-KSB for the year ended March 31, 2000, which is incorporated by reference herein, has been audited by Pannell Kerr Forster PC, independent accountants, whose report thereon has been incorporated by reference herein upon the authority of said firm as experts in auditing and accounting. Pannell Kerr Forster PC's report, insofar as it relates to the amounts included in the consolidated financial statements for The Internet Broadcasting Company, Inc. is based solely on the report of Goldstein Lewin and Co.

         The consolidated financial statements of The Internet Broadcasting Company, Inc as of June 30, 1999 and 1998 and for each of the two years ended June 30, 1999 which are included in insci-statements.com, Corp's 8-K/A filed on January 12, 2000, which is incorporated by reference herein, have been audited by Goldstein Lewin and Co. independent accountants, whose report has been incorporated by reference herein upon the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred in connection with the distribution of the shares registered pursuant to this registration statement follows. Except for the Securities and Exchange Commission registration fee, all amounts are estimates.

         Securities and Exchange Commission registration fee ...  $ 5,009.04
         Printing and engraving expenses .......................  $ 1,000.00
         Accounting fees and expenses ..........................  $25,000.00
         Legal fees and expenses ...............................  $25,000.00
         Miscellaneous .........................................  $12,500.00

                  Total ........................................  $68,509.04

Item 15. Indemnification of Directors and Officers

         Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation, as amended, contains provisions permitted by Section 102 (b)(7) of the DGCL.

         Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

         The Registrant's Restated Certificate of Incorporation, as amended, provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

         Pursuant to the registration rights agreement entered into with the Registrant, certain selling stockholders have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

         The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 16.          Exhibits

(a)      List of Exhibits.

         *   4.01   Internet Broadcasting Company Inc. Share Exchange Agreement.

         *   4.02   Registration Rights Agreement dated as of December 10, 1999 between insci-statements.com, corp. and.
                    Internet Broadcasting Company Inc. stockholders.

         *   4.03   Lognet 2000, Inc. Share Exchange Agreement.

         *   4.04   Registration Rights Agreement dated as of May 24, 2000
                    between insci-statements.com corp. and Lognet 2000, Inc.
                    stockholders.

         /   5.01   Opinion of Baratta & Goldstein.

         +   23.01  Consent of Arthur Andersen LLP,

         +   23.02  Consent of Pannell Kerr Forster PC.

         +   23.03  Consent of Freeman & Davis LLP

         +   23.04  Consent of Goldstein Lewin & Co.

             23.05  Consent of Baratta & Goldstein (included in Exhibit 5.01)

         *   24.01  Powers of Attorney of certain officers and directors of
                    insci-statements.com, corp. (included on the signature pages hereof).

----------
+ filed herewith
* previously filed
/ to be filed by amendment

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that if the information required to be included in a post-effective amendment by paragraphs
         (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, paragraphs (1)(i) and (ii) shall not apply.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of insci-statements.com, corp. pursuant to the foregoing provisions, or otherwise, insci-statements.com, corp. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by insci-statement.com, corp. of expenses incurred or paid by a director, officer or controlling person of insci-statements.com, corp. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, insci-statements.com, corp. will, unless in opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, insci-statements.com, corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on this 29th day of August, 2000.


                                              insci-statements.com, corp.


                                              By:  /s/ E. Ted Prince
                                                  ------------------------------
                                              Name: E. Ted Prince.
                                              Title: Chief Executive Officer and
                                              Chairman of the Board

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below constitutes and appoints E. Ted Prince, Roger Kuhn and any agent for service named in this Registration Statement and each of them, his, true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and his place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

     Signature                        Title                          Date
     ---------                        -----                          ----

                                 Chief Executive Officer
                                 (Principal Executive
/s/ E. Ted Prince                Officer); Chairman of
---------------------            the Board.                   August 29, 2000
E. Ted Prince

                                 Vice President and Chief
                                 Financial Officer
                                 (Principal Financial
/s/ Roger Kuhn                   Officer and Principal
---------------------            Accounting Officer)          August 29, 2000
Roger Kuhn

/s/ Yaron I. Eitan
---------------------            Director                     August 29, 2000
Yaron I. Eitan


---------------------            Director                     August   , 2000
Thomas Farkas

/s/ Robert Little
---------------------            Director                     August 28, 2000
Robert Little

/s/ John A. Lopiano
---------------------            Director                     August 28, 2000
John A. Lopiano

/s/ Francis X. Murphy
---------------------            Director                     August 28, 2000
Francis X. Murphy

/s/ Leonard Simon
---------------------            Director                     August 29, 2000
Leonard Simon